Exhibit 99.1

LKQ Corporation Announces Successful Completion of Tender Offer for The Coast Distribution System, Inc.

Chicago, IL (August 19, 2015) - LKQ Corporation (Nasdaq: LKQ) announced the completion of its tender offer to purchase all outstanding shares of common stock of The Coast Distribution System, Inc. (NYSE MKT: CRV) for $5.50 per share in cash. The tender offer expired at 12:00 midnight Eastern Time at the end of the day on Tuesday, August 18, 2015.

The depositary for the tender offer has advised LKQ that as of the expiration of the tender offer, approximately 4,367,676 shares have been validly tendered and not properly withdrawn in the tender offer (including 59,105 shares tendered through notices of guaranteed delivery), representing approximately 84.04 percent of Coast’s outstanding shares (including 59,105 shares tendered through notices of guaranteed delivery representing approximately 1.14 percent of Coast’s outstanding shares). Accordingly, the minimum tender condition for LKQ’s pending acquisition of Coast has been satisfied. As a result, LKQ accepted for payment in accordance with the terms of the tender offer all shares of Coast common stock that were validly tendered and not withdrawn prior to expiration of the tender offer (including all shares tendered through notices of guaranteed delivery), and payment for such shares will be made promptly. LKQ expects to complete the acquisition of Coast later today through a merger effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, the United Kingdom, the Netherlands, Belgium, France, Scandinavia, Australia and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Forward Looking Statements

Certain statements in this press release that are not historical facts are forward looking statements that are based on LKQ’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described. These forward looking statements generally include expectations, beliefs, hopes, intentions or strategies regarding our future, including statements about the planned completion of the merger. Forward looking statements are subject to risks, uncertainties and other factors some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. Some of such risks, uncertainties and other factors are described in LKQ’s annual report on Form 10-K for the year ended December 31, 2014 and in subsequently filed quarterly reports on Form 10-Q. We assume no obligation to publicly update any forward looking statement to reflect events or circumstances arising after the date on which it was made, except as required by law.

Exhibit 99.1

Contact:

Joseph P. Boutross-LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com